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                                                                    EXHIBIT 11.1

                      OBJECTIVE SYSTEMS INTEGRATORS, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                                 JUNE 30, 1996

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                                                                Year Ended June 30,
                                                       ---------------------------------------
                                                       1996            1995            1994
                                                       ---------------------------------------
                                                       (In thousands, except per share data)
Weighted average common shares
 outstanding                                           31,014          11,266           27,028
Equivalent shares from options granted
 during the twelve month period prior to the
 Company's initial public offering                        322             773              773
Weighted average common equivalent shares
 from convertible preferred stock (if-
 converted method)                                         --          15,772               --
Equivalent shares attributable to options
 (treasury stock method)                                2,111           3,599            1,212
                                                       ---------------------------------------
Total                                                  33,447          31,410           29,013
                                                       =======================================
Net income                                             $9,675          $7,178           $3,729
                                                       =======================================
Per share amount                                        $0.29           $0.23            $0.13
                                                       =======================================

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